FOR IMMEDIATE RELEASE Contact: Frank Henigman, Chief Financial Officer 760-929-8226

RUBIO’S® RESTAURANTS, INC. REPORTS
2009 FIRST QUARTER RESULTS

CARLSBAD, CA – May 13, 2009 - Rubio's® Restaurants, Inc. (NASDAQ: RUBO) today announced financial results for the 13-week first quarter ended March 29, 2009.

First Quarter Results

•	Revenues rose 9.9% to $46.3 million from $42.2 million for the 13-week quarter in 2008.
•
Comparable store sales increased 1.9%, versus a comparable store sales decrease of 3.3% for the same quarter last year. The impact of increased average check more than offset a decline in customer visits.

•	Net income was $245,000 as compared to a net loss of $(745,000) for the same quarter last year.
•	Earnings per share was $0.02 per share as compared to a loss per share of $(0.07) for the same quarter last year.
•
Restaurant operating margins (see definition below) were 15.7% as compared to 13.7% for the same quarter last year.  As a percentage of restaurant sales, restaurant labor remained consistent, while cost of sales decreased by 230 basis points and restaurant occupancy and other costs rose by 20 basis points.

•	Pre-opening expense decreased to $171,000 as compared to $219,000 for the same quarter last year. We opened 5 restaurants by early May of this year as compared to 7 by the same time last year.
•
General and administrative expenses were $4.1 million in the first quarter of 2009 compared to $4.6 million in the first quarter of 2008.  Lower wages and wage-related expense due to our restructuring in Q1 of last year, lower non-cash stock compensation expenses and a reduction in costs associated with cancelled development deals were the primary drivers behind the improvement.

•	Adjusted EBITDA (see table below) increased 134.8% to $3.2 million from $1.4 million for the same quarter last year, driven by a $1.7 million increase in operating income.
•	Average unit volumes for the trailing 52 weeks were $1,008,000 as compared to $1,026,000 for the same quarter last year.

“We are pleased to see that comparable store sales turned positive and restaurant operating margins improved significantly compared to the first quarter of last year.  As a result of these improvements and our continued focus on cost containment, we grew quarter-over-quarter Adjusted EBITDA by $1.8 million.  We believe Rubio’s has a winning strategy in the large and growing fast-casual industry segment and with an experienced team in place is well positioned when the economy recovers,” said Dan Pittard, Rubio’s President and CEO.

"On the development front, we are continuing to be very selective in choosing sites for new units. Additionally, in order to maximize our liquidity in this difficult economy, we continue to limit the number of binding lease agreements we sign each quarter. As a result, we’ve opened 5 new units thus far in 2009, and we’re targeting 10 to 15 in 2009. We continue to look opportunistically for attractive sites in existing buildings located in mature trade areas given the softening real estate market, rather than focusing on new developments. Further, we are placing significant effort on negotiating better terms on over 70 leases up for renewal in 2009 and 2010," added Mr. Pittard.

“We ended the first quarter with $4.8 million in cash and no debt, well positioned from a liquidity standpoint as we entered the second quarter which, along with the third quarter, have historically been the two strongest quarters in our fiscal year. While there are some positive signs beginning to surface in the economy, we continue to place a high premium on financial flexibility as evidenced by our avoidance of debt and our continued efforts to both improve our cost structure and monetize the deferred tax assets on our balance sheet,” added Frank Henigman, Rubio’s CFO.

Non-GAAP Term Definitions

Regulation G, “Disclosure of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information.  We provide two Non-GAAP financial measures: “restaurant operating margins” and “Adjusted EBITDA.”

We use restaurant operating margins to evaluate the performance of our restaurants.  We calculate restaurant operating margins by dividing restaurant sales less cost of sales, restaurant labor and restaurant occupancy and other by restaurant sales.

We also provide Adjusted EBITDA, which is not a recognized term under GAAP and does not purport to be an alternative to income from operations or net income or a measure of liquidity.  We use Adjusted EBITDA as a measure of operating performance and in our evaluation of funding requirements for future development and other needs.  We calculate Adjusted EBITDA as net income (loss) plus (less) income tax expense (benefit), (plus) less other expense/income, plus loss on disposal/sale of property, plus store closure expense or less store closure reversal, plus depreciation and amortization, plus stock compensation expense.

The differences between Adjusted EBITDA and GAAP net income (loss) for the first quarter of 2009 and 2008 are as follows:

	13 weeks ended 3/29/2009	13 weeks ended 3/30/2008
	(in thousands)

Net income (loss)	$245	$(745)
Income tax expense (benefit)	150	(497)
Other expense (income)	33	(1)
Loss on disposal/sale of property	85	104
Store closure reversal	—	(91)
Depreciation and amortization	2,496	2,259
Share-based compensation expense	226	349

Adjusted EBITDA	$3,235	$1,378

We believe these non-GAAP financial measures provide important supplemental information to investors. These measures should be used in addition to, and in conjunction with, results presented in accordance with GAAP. These measures should not be relied upon to the exclusion of our GAAP financial measures. We strongly encourage investors to review our financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Conference Call

The Company will host a conference call on May 13, 2009 at 2:00 p.m. - Pacific Time to discuss the financial results. For those wishing to listen, the conference call will be broadcast live over the internet at www.rubios.com (click on Webcast located under Investor Relations in the Company menu). A recording of the conference call will also be available at www.earnings.com for one year after the date of the call.

About Rubio's® Restaurants, Inc. (NASDAQ: RUBO)

Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill(R). The first Rubio's was opened in 1983 in the Mission Bay community of San Diego by Ralph Rubio and his father, Ray Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to chargrilled marinated chicken, lean carne asada steak, and slow-roasted pork carnitas, Rubio's menu features seafood items including grilled mahi mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily, and Rubio's uses canola oil with zero grams trans fat per serving. The menu includes tacos, burritos, salads and bowls, quesadillas, HealthMex(R) offerings which are lower in fat and calories, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 190 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at http://www.rubios.com.

Safe Harbor Disclosure

Some of the information in this press release or the related conference call may contain forward-looking statements regarding future events or the future financial performance of the Company. Please note that any statements that may be considered forward-looking are based on projections; that any projections involve judgment, and that individual judgments may vary. Moreover, these projections are based only on limited information available to us now, which is subject to change. Actual results may differ substantially from any such forward looking statements as a result of various factors, many of which are beyond our control, including, among others, our comparable store sales results and revenues, the adverse effect the significant downturn in the economy has on the spending and dining out frequency of our customers, our product, labor expenses and other restaurant costs, the success of our promotions, new product offerings and marketing strategies, our ability to recruit and retain qualified personnel, adverse effects of weather and natural disasters, the adequacy of our reserves related to closed stores or stores to be sold, increased depreciation or asset write downs, our ability to manage ongoing and unanticipated costs, such as costs to comply with regulatory compliance and litigation costs, our ability to implement a franchise strategy, our ability to open additional restaurants in the coming periods that satisfy our revenue objectives, our ability to finalize our settlement of the wage and hour class action lawsuits filed in California and the effects of ever-increasing competition. These and other factors can be found in our filings with the SEC including, without limitation, in the “Risk Factors” section of our most recent Annual Report on Form 10-K. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

# # #

RUBIO'S RESTAURANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Thirteen Weeks Ended
	March 29, 2009	March 30, 2008

RESTAURANT SALES	$46,308	$42,121
FRANCHISE AND LICENSING REVENUES	29	40
TOTAL REVENUES	46,337	42,161

COST OF SALES	12,473	12,286
RESTAURANT LABOR	15,252	13,868
RESTAURANT OCCUPANCY AND OTHER	11,295	10,202
GENERAL AND ADMINISTRATIVE EXPENSES	4,137	4,557
DEPRECIATION AND AMORTIZATION	2,496	2,259
PRE-OPENING EXPENSES	171	219
ASSET IMPAIRMENT AND STORE CLOSURE REVERSAL	0	(91)
LOSS ON DISPOSAL/SALE OF PROPERTY	85	104

OPERATING INCOME (LOSS)	428	(1,243)
OTHER (EXPENSE) INCOME, NET	(33)	1

INCOME (LOSS) BEFORE INCOME TAXES	395	(1,242)
INCOME TAX EXPENSE (BENEFIT)	150	(497)

NET INCOME (LOSS)	$245	$(745)

BASIC EPS DATA
EPS	$0.02	$(0.07)

AVERAGE SHARES OUTSTANDING	9,956	9,950

DILUTED EPS DATA
EPS	$0.02	$(0.07)

AVERAGE SHARES OUTSTANDING	9,956	9,950

	Percentage of Total Revenues
	For the Thirteen Weeks Ended
	March 29, 2009	March 30, 2008

TOTAL REVENUES	100.0%	100.0%

COST OF SALES (1)	26.9%	29.2%
RESTAURANT LABOR (1)	32.9%	32.9%
RESTAURANT OCCUPANCY AND OTHER (1)	24.4%	24.2%
GENERAL AND ADMINISTRATIVE EXPENSES	8.9%	10.8%
DEPRECIATION AND AMORTIZATION	5.4%	5.4%
PRE-OPENING EXPENSES	0.4%	0.5%
ASSET IMPAIRMENT AND STORE CLOSURE REVERSAL	0.0%	-0.2%
LOSS ON DISPOSAL/SALE OF PROPERTY	0.2%	0.2%
OPERATING INCOME (LOSS)	0.9%	-2.9%
OTHER (EXPENSE) INCOME, NET	-0.1%	0.0%
INCOME (LOSS) BEFORE INCOME TAXES	0.9%	-2.9%
INCOME TAX EXPENSE (BENEFIT)	0.3%	-1.2%
NET INCOME (LOSS)	0.5%	-1.8%

(1)	As a percentage of restaurant sales